Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES PRELIMINARY FISCAL 2008 THIRD

QUARTER RESULTS

WALNUT CREEK, CALIFORNIA, August 6, 2008 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced preliminary results for its fiscal third quarter ended June 28, 2008 and a delay in the filing of its Form 10-Q

The Company reported net sales of $493 million in the quarter, an increase of six percent compared to $467 million in the comparable fiscal 2007 period. Income from operations was $33.9 million, a decline of nine percent compared to $37.2 million in the year ago period. Net income for the quarter was $15.6 million, or $0.22 per fully diluted share, compared to $15.5 million, or $0.22 per fully diluted share, in the year ago period. Sales of branded products increased seven percent to $419 million. Sales of other manufacturers’ products declined four percent to $74 million. Depreciation and amortization was $8.4 million compared to $7.6 million in the year ago period.

Net sales for the Garden Products segment in the quarter were $253 million, an increase of 12 percent compared to $227 million in the comparable fiscal 2007 period. Garden Products segment operating income was $12.6 million, a decrease of 22 percent compared to $16.1 million in the year ago period. Sales of branded products increased 18 percent to $217 million. Sales of other manufacturers’ products declined, as planned, 15 percent to $36 million. Net sales for the Pet Products segment in the quarter were $239 million, unchanged compared to the year ago period. Operating income for the Pet Products segment was $32.7 million, an increase of nine percent compared to $29.9 million in the year ago period. Sales of branded products declined two percent to $201 million. Sales of other manufacturers’ products increased 10 percent to $38 million.

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The quarter ending Leverage Ratio, as defined in its credit agreement, was 4.1x compared to the covenant level of 5.0x. The Company also repurchased approximately 977 thousand shares of voting common stock during the quarter.

“Throughout the fiscal year we implemented measures to strengthen our operations and improve our financial position. Progress continues to be made despite the challenging cost environment and retailer inventory reduction initiatives,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “Our primary focus remains to obtain additional price increases, lower operating costs, and reduce working capital. These initiatives, we believe, will drive improved results in fiscal 2009.

For the nine months ending June 28, 2008 of fiscal 2008, the Company reported net sales of $1,291 million, an increase of two percent from $1,270 million in the comparable 2007 period. The operating loss for the period was $312 million compared to operating income of $89 million in the year ago period. The net loss for the first nine month period was $253 million compared to net income of $34 million in the year ago period. Loss per fully diluted share was $3.55 compared to earnings per fully diluted share of $0.47 in the year ago period. Included in the year-to-date results is a non-cash, pre-tax charge of $400 million, or $290 million net of tax, related to goodwill impairment as prescribed by SFAS No.142 “Goodwill and Other Intangible Assets.” Adjusted net income and earnings per fully diluted share, excluding the impact of the impairment, was $37 million, and $0.52, respectively. Sales of branded products increased three percent while sales of other manufacturers’ products declined seven percent. Depreciation and amortization for the nine month period was $24.4 million compared to $21.9 million in the year ago period.

The Company’s third quarter fiscal 2008 financial results are described as preliminary because Central’s Audit Committee is reviewing issues raised in a letter from an employee. The Company does not expect to file its Form 10-Q with the SEC by the due date of August 7, 2008 and intends to request a five day extension for filing the quarterly report.

The Company will discuss its preliminary third quarter results on a conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT. Individuals may access the call by dialing 1-888-680-0865 and passcode 2189 4181 (domestic) or 1-617-213-4853 and passcode 2189 4181 (international).

The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 4558 2147 (domestic) and 1-617-801-6888 and passcode 4558 2147 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; lawn, weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings expectations and the potential outcome of the on-going independent investigation, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 28, 2007, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008
Net Sales	$466,778	$492,937	$1,269,836	$1,291,410
Cost of Goods Sold and Occupancy	315,638	339,990	852,980	884,331

Gross Profit	151,140	152,947	416,856	407,079
Selling, General and Administrative Expenses	113,948	119,079	327,509	319,175
Impairment of Goodwill	—	—	—	400,000

Income (Loss) from Operations	37,192	33,868	89,347	(312,096)
Interest Expense	(13,198)	(9,346)	(37,296)	(30,631)
Interest Income	292	360	1,257	914
Other Income	1,194	783	2,879	2,457

Income (Loss) Before Income Taxes and Minority Interest	25,480	25,665	56,187	(339,356)
Income Taxes (Tax Benefit)	9,495	9,574	20,904	(86,837)
Minority Interest	470	443	1,284	906

Net Income (Loss)	$15,515	$15,648	$33,999	$(253,425)

Basic Earnings (Loss) Per Common Share:	$0.22	$0.22	$0.48	$(3.55)
Diluted Earnings (Loss) Per Common Share:	$0.22	$0.22	$0.47	$(3.55)
Weighted Average Shares Outstanding
Basic	70,910	71,493	70,730	71,367
Diluted	72,048	72,148	72,066	71,367

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2008	September 29, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$8,522	$21,055
Accounts Receivable - Net	292,746	247,429
Inventories	371,052	378,365
Other Current Assets	36,767	38,659

Total Current Assets	709,087	685,508
Property and Equipment - Net	194,064	201,609
Goodwill	202,024	598,758
Other Intangible Assets – Net	107,403	100,314
Deferred Income Taxes and Other Assets	121,923	60,633

Total	$1,334,501	$1,646,822

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$118,611	$135,972
Accrued Expenses	102,014	75,968
Current Portion of Long-Term Debt	3,350	3,352

Total Current Liabilities	223,975	215,292
Long-Term Debt	580,494	607,171
Other Long-Term Obligations	4,606	44,802
Convertible Redeemable Preferred Stock	—	750
Minority Interest	2,741	1,834
Shareholders’ Equity	522,685	776,973

Total	$1,334,501	$1,646,822

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the nine months ended June 28, 2008. Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill is a non-GAAP financial measure. We believe that it is useful as a supplemental measure in assessing the operating performance of our business. This measure is used by our management, including our chief operating decision maker, to evaluate business results. We exclude goodwill impairment because it is not representative of the on-going results of operations of our business. Below is a reconciliation of this non-GAAP measure to net loss for the nine months ended June 28, 2008, excluding the goodwill impairment.

	Dollars	EPS
	(in millions)
Reconciliation of net loss to adjusted net income:
Net loss	$(253.4)	$(3.55)
Adjusted for goodwill impairment charge, net of taxes	290.4	4.07

Adjusted net income and earnings per share	$37.0	$0.52